Exhibit 99.1

Kelly Coffey To Join Snap Inc. Board of Directors

SANTA MONICA, CALIF. — (March 13, 2020) — Snap Inc. (NYSE: SNAP) announced today that Kelly Coffey, Chief Executive Officer of City National Bank, a subsidiary of the Royal Bank of Canada (RBC), has been appointed to the company's board of directors, effective on May 18, 2020.

Evan Spiegel, co-founder and Chief Executive Officer of Snap Inc., said: “As a business leader and finance executive, Kelly brings valuable experience and a constructive perspective to the Snap board. We look forward to benefiting from her expertise as we execute on our strategy over the years to come.”

“We look forward to drawing upon Kelly’s deep experience and leadership skills,” said Michael Lynton, Chairman of the board of directors of Snap Inc. “Kelly will provide new insights and perspectives that complement the board’s existing experiences and backgrounds.”

“I’m thrilled to join Snap as its team rapidly innovates and builds a sustainable business for the long-term,” said Coffey. “Snap has substantial opportunities ahead, and I look forward to working with them to realize their vision.”

Ms. Coffey has served as Chief Executive Officer at City National Bank since February 2019. Prior to joining City National Bank, Ms. Coffey worked at J.P. Morgan, most recently serving as the Chief Executive Officer of J.P. Morgan’s U.S. Private Bank. Ms. Coffey holds an MS in Foreign Service from Georgetown University and a BA in International Affairs & French from Lafayette College.

About Snap Inc.

Snap Inc. is a camera company. We believe that reinventing the camera represents our greatest opportunity to improve the way people live and communicate. We contribute to human progress by empowering people to express themselves, live in the moment, learn about the world, and have fun together. For more information, visit snap.com.

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